Exhibit 10.38

ASP AGREEMENT

between

ENABLEUS, INC.

&

CAPMARK FINANCE INC.

Dated as of April 26, 2007

ASP Agreement

Table of Contents

1. DEFINITIONS	1
2. TERM	1
2.01 Initial Term.	1
2.02 Renewal.	1
3. VENDOR SERVICES	2
3.01 Services.	2
3.02 Additional Services.	2
3.03 Hosting; Vendor Service Centers, Security & Backup.	2
3.04 Access to New Technology	4
3.05 Third Parties & Subcontractors.	4
3.06 Access to Server.	4
4. CUSTOMER RESPONSIBILITIES	5
4.01 Generally.	5
4.02 Dedicated Equipment & Software.	5
4.03 Customer’s Use of Third Parties.	5
5. FEES & PAYMENTS	5
5.01 Fees.	5
5.02 Service Levels and Remedies.	6
5.03 Invoices; Interest.	6
5.04 Audits.	7
6. MANAGEMENT	7
6.01 Vendor Personnel.	7
6.02 Staff.	7
6.03 Subcontractors.	7
6.04 Conduct of Vendor Personnel.	7
6.05 Change Control Procedures.	8
6.06 Physical Relocation of Vendor Service Center.	8
7. REPRESENTATIONS & WARRANTIES	9
7.01 By Each of Customer & Vendor.	9
7.02 By Vendor.	9
7.03 Exclusion.	9
8. CONFIDENTIALITY & PROPRIETARY RIGHTS	9
8.01 Confidential Information.	9
8.02 Customer Data and Customer Software	10
8.03 Vendor Software & Documentation.	11
8.04 Changes.	12
8.05 Upgrades.	12
8.06 New Functionality.	12
9. INDEMNIFICATION	12
9.01 By Customer.	12
9.02 By Vendor.	13
9.03 Indemnification Procedures.	13
9.04 Exclusive Remedy.	13
10. INSURANCE	13
11. ADDITIONAL PROJECTS & SERVICES	14
12. FORCE MAJEURE	15
12.01 Force Majeure.	15
12.02 Allocation of Resources.	15
13. TERMINATION, DEFAULT & REMEDIES	15
13.01 Termination for Convenience.	15

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13.02 Termination for Default.	15
13.03 Limitation of Liability.	16
13.04 Exclusion of Damages.	16
14.01 Termination Assistance.	16
14.02 De-conversion Fees.	16
14.03 Instructions.	17
15. APPLICABLE LAW, VENUE	17
16. GENERAL PROVISIONS	17
16.01 Assignment and Sublicense.	17
16.02 Notices.	17
16.03 Counterparts.	18
16.04 Construction & Interpretation of Documents.	18
16.05 Relationship.	18
16.06 Consents, Approvals and Requests.	18
16.07 Severability.	18
16.08 Waiver.	18
16.09 Entire Agreement.	19
16.10 Amendments.	19
16.11 Survival.	19
16.12 Third Party Beneficiaries.	19
16.13 Acknowledgment.	19
16.14 Covenant of Further Assurances.	19
16.15 Compliance with Laws.	19
16.16 Solicitation.	19
SCHEDULE 1 - DEFINITIONS	1
SCHEDULE 3.01 - SERVICES	6
SCHEDULE 4.02 - DEDICATED EQUIPMENT AND SOFTWARE	8
SCHEDULE 5.01 - FEES	9
SCHEDULE 13.01 - ASSUMED EXPENSES	10
Exhibit A - Performance Standards and Service Levels
Exhibit B - Backup, Archival and Purge Schedule
Exhibit C – Vendor Information Security Standards
Exhibit D - Disaster Recovery
EXHIBIT E - THIRD PARTY SOFTWARE

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EXECUTION COPY

ENABLEUS, INC.

ASP AGREEMENT

                This ASP AGREEMENT (the Agreement) dated as of the 26th day of April, 2007 (the Effective Date) is by and between EnableUs, Inc. (Vendor), a Delaware corporation with offices at 8 Suburban Park Drive, Billerica, MA 01821 and Capmark Finance Inc. (Customer), a California corporation with offices at 116 Welsh Road, Horsham, PA 19044.

                WHEREAS, pursuant to that certain License Agreement for McCracken Program Products between McCracken Financial Services, Inc. and GMAC Mortgage Corporation of PA dated May 10, 1991, as amended (the Pre-Existing License), which the parties confirm has previously been assigned to Customer and Vendor, Customer currently utilizes and seeks to continue to have uninterrupted access to the Strategy ASP (as herein defined) service bureau to perform certain data processing and related services pertaining to servicing commercial loans, and Vendor offers to provide such services;

                WHEREAS, Vendor is a software developer and an application service provider for, among other things, the Strategy ASP service bureau;

                WHEREAS, MFS Acquisition Corp. (Buyer) and Capmark Financial Group Inc. (Seller), the parent of Customer and the present parent of the Vendor, entered into that certain Stock Purchase Agreement, dated as of the date hereof (the Stock Purchase Agreement) pursuant to which Buyer has agreed to purchase from Seller all of the issued and outstanding shares of capital stock of Vendor; and

                WHEREAS, the Stock Purchase Agreement contemplates that Vendor and Customer shall enter into this Agreement as a condition precedent to the obligation of either Buyer or Seller to consummate the transactions contemplated by the Stock Purchase Agreement.

                NOW, THEREFORE, in consideration of the agreements of the parties set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Vendor and Customer agree as follows:

1.  DEFINITIONS

Capitalized terms used in this Agreement shall have the respective meanings set forth in Schedule 1 annexed hereto.

2.  TERM

2.01  Initial Term.  The initial term of this Agreement shall commence on the Effective Date and unless extended or terminated earlier pursuant to this Agreement shall continue until 12:00 midnight (Eastern Time) on the third anniversary of the Effective Date (the Initial Term).

2.02  Renewal.  Provided that Customer has not received notice from Vendor of the breach of any material provision of this Agreement and then failed to cure such breach within the applicable cure period, Customer shall have the option to renew this Agreement for two (2) successive one (1) year increments (each, a Renewal Term and together with the Initial Term, the Term) by providing Vendor with written notice of its intent to renew no fewer than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

3.  VENDOR SERVICES

3.01   Services.    Commencing on the Effective Date and continuing throughout the Term, Vendor will perform the services described in Schedule 3.01 (the Services) in exchange for Customer’s payment of the Monthly Service Fee as set forth in Section 5.01.  Services do not include support for software modified by or on behalf of Customer other than as by Vendor in connection with its provision of Services to Customer.

3.02  Additional Services.    From time to time, Customer and Vendor may agree that additional services outside the scope of the Services (the Additional Services) shall be performed.  Additional Services may include, without limitation, additional training, and/or any customization or interfaces.  Additional Services will be invoiced at the hourly rates set forth on Schedule 5.01 and shall be governed by Section 11.

3.03  Hosting; Vendor Service Centers, Security & Backup.

(a)  Information Security Review.   So long as Customer operates in a dedicated environment and network, Customer reserves the right to perform periodic information security reviews on any dedicated environment, applications and/or facilities used by Vendor to provide Services to Customer hereunder (Reviews) such right being contingent upon Customer providing Vendor with written notice of each such Review and a description of all tests to be conducted during such Review at least five (5) days prior to the occurrence of each such Review.  The Reviews shall include, but not be limited to, physical inspection, external scan, internal scan, code review, process reviews and reviews of system configurations.  The Reviews shall be conducted in Customer’s discretion, by Customer or its designee (who will be a nationally known security firm), and at Customer’s expense in accordance with and based upon SAS 70 Type II requirements and standards.  Vendor hereby grants permission to Customer to perform the Reviews.  To the fullest extent permitted by law, Vendor hereby waives the benefit of any state or Federal law which may provide a cause of action against Customer based on actions permitted under this Section.  Should any Review result in the discovery of material security risks under SAS 70 Type II standards to (a) the network used by Vendor to perform Services for Customer (excluding Customer’s network), (b) the application used by Vendor to perform Services for Customer, or (c) any Vendor Service Center used by Vendor to perform services for Customer, Customer shall immediately notify Vendor of such risks and Vendor shall respond to Customer in writing within three (3) days with Vendor’s plan to promptly correct, repair or modify the said network or application or facility to effectively eliminate the risk (each a Remediation Plan).  Any such Remediation Plan shall call for the security risk to be corrected, repaired or modified, as applicable, in accordance with SAS 70 Type II standards, within thirty (30) days.  Should Vendor fail to remedy any identified security risk within the time frame agreed upon by the parties, and in any event within thirty (30) days, Customer may withhold payment of all Fees.  Customer must pay Fees withheld upon remediation of the identified risk with no accumulated interest.  Should Customer identify any material security risk other than those under SAS 70 Type II standards, Vendor’s Remediation Plan shall call for Vendor to use commercially reasonable best efforts to correct, repair or modify, as applicable, such security risk, as soon as practicable.

(b)  Third Party Security Review.  Vendor has acquired through a third party and will maintain on an annual basis throughout the Term SAS 70 Type II certification performed in accordance with the standards developed by the American Institute of Certified Public Accountants (AICPA) or such other industry accepted third party audit for hosting services of at least comparable scope.  On an annual basis, Vendor shall provide to Customer the full and complete SAS 70 Type II audit.  Should Vendor fail to remedy a risk identified in a qualified SAS 70 Type II report within thirty (30) days of receipt of such qualified report, or fail to maintain a SAS 70 Type II certification, Customer may withhold payment of all Fees. Customer must pay Fees withheld upon remediation of the identified risk with no accumulated interest.

(c)  Information Security Standards.  The Vendor Information Security Standards are set forth in Exhibit C.  For the avoidance of doubt, Customer is “Customer 202” identified in such Exhibit C.  Within thirty (30) days of the Effective Date, Vendor shall, in the performance by Vendor of Services under this Agreement, ensure that all Services meet the standards for such Services as set forth in the Vendor Information

Security Standards.  Vendor shall also use commercially reasonable efforts to comply with any additional information security requirements as requested by Customer.  Any information security standards requested by Customer that exceed the then-current criteria set forth in SAS 70 Type II will be implemented at the sole expense of Customer.  With respect to any such information security standard that becomes a standard SAS 70 Type II requirement before the end of the calendar year following the calendar year in which such security standard was requested by Customer, Vendor shall credit Customer for all related costs incurred by Customer as of the date of the increased SAS 70 Type II requirement.  Such credit shall be made available to Customer as of the date on which any Customer-requested information security standard becomes a standard SAS 70 Type II requirement.

(d)  Electronic Incident Reporting.  Vendor shall report to Customer all known or suspected Electronic Incidents. If an Electronic Incident occurs, the Vendor shall promptly notify Customer’s Incident Management Center at telephone number 215-328-3018, and provide the following information, if known:

1.               Nature and impact of the Electronic Incident;

2.               Actions already taken by Vendor to remedy an Electronic Incident;

3.               Vendor’s assessment of immediate risk posed by Electronic Incident; and

4.               Corrective measures to be taken, evaluation of alternatives, and next steps in resolution of an Electronic Incident.

In addition to the foregoing, Vendor shall continue providing appropriate status reports to Customer regarding the resolution of the Electronic Incident until it has been fully resolved and prevention of future such Electronic Incidents has been reasonably ensured.  In response to any Electronic Incident, Customer may require that the Services be suspended, connectivity with Vendor be terminated, or other appropriate action be taken pending such resolution of such Electronic Incident.

(e)  Vendor Service Center; Shared/Dedicated System.  The Services shall be provided from the Vendor Service Center at 8 Suburban Park Drive, Billerica, MA  01821. Vendor shall provide the Services using hardware and software and personnel in a dedicated environment.  Vendor shall be responsible for maintaining adequate security so that other customers of Vendor do not access or receive Customer’s Confidential Information, including, without limitation, Customer Data. Customer’s environment is currently on a dedicated server. In the event that Vendor requests that Customer change to a dedicated environment on a shared server, Vendor shall seek approval from Customer and provide at least six (6) months notice prior to making such change.

(f)  Physical Security Procedures.  Vendor shall maintain and enforce at the Vendor Service Center(s) safety and physical security procedures that are commensurate with industry standards and at least as rigorous as those procedures in effect at the Vendor Service Center(s) as of the Effective Date.  In addition, Vendor shall use commercially reasonable efforts to comply with additional information security standards as reasonably requested by Customer, and Customer shall be responsible for the associated costs.  Vendor shall cause its employees and agents to obey all reasonable instructions and directions issued by Customer concerning its business operations when Vendor’s employees and agents are on Customer’s premises.  When Vendor’s personnel are on Customer’s premises or have remote access to Customer’s systems, Vendor shall comply with Customer’s building security, information security, safety, and fire protection procedures.  If Vendor is provided keys or other access devices, including without limitation codes and passwords, to Customer’s premises, equipment, or systems, Vendor shall protect such keys or access devices, shall maintain a log book of the names of personnel and times when they have possession of such keys or access to the systems or equipment, shall account for all such keys and access devices whenever requested to do so by Customer, and shall return and discontinue use of all such keys and access devices upon request or upon termination of its obligations hereunder.  Customer may require Vendor’s personnel to carry or display identification cards when on Customer’s premises.  Customer shall have the right to inspect the contents of all containers or packages being brought onto or removed from Customer’s premises.

(g)  Backup.  Vendor will be responsible for backup and archiving of data consistent with the Services described in Exhibit B.

(h)  Purges/Archiving. Customer will be responsible for purging and archiving all data for paid-off loans.

(i)  Disaster Recovery:  Vendor will consistently maintain a disaster recovery plan for recovery of the Vendor System that satisfies or exceeds the requirements set forth in Exhibit D.  Upon Customer’s request, Vendor will provide a complete copy of its disaster recovery plan and certify in writing that the back up platform and Services (collectively, the Disaster Recovery Platform) to be provided pursuant to such disaster recovery plan are consistent with the parameters set forth in Exhibit D and are operational.  Vendor shall participate in tests of the Disaster Recovery Platform no less than once per year.  If Vendor fails to demonstrate in any test of the Disaster Recovery Platform that it meets or exceeds the disaster recovery plan’s recovery requirements, Vendor will deliver to Customer within thirty (30) days of such failure, a project plan identifying the corrective action(s) to be taken and applicable completion date(s).  The project plan shall be to the reasonable satisfaction of Customer and shall comply with the requirements set forth in Exhibit D.  Customer will notify Vendor at least ninety (90) days in advance of any scheduled test of the Disaster Recovery Platform, and provide Vendor with the opportunity to participate in the portions of such test that address the Services provided to Customer.  Vendor will implement its disaster recovery plan and make the Disaster Recovery Platform operational as soon as reasonably practicable upon the occurrence of a Disaster and in any event within the time frames set forth in the Nature of Outage Matrix in Exhibit D.  If a Disaster causes Vendor to allocate limited resources between or among its customers, Customer will receive at least the same priority as such other customers in respect of such allocation.

3.04  Access to New Technology. From time to time, Vendor may also develop new technology employing additional functionality.  Vendor will provide to Customer for Customer’s evaluation and testing in connection with the Services any new commercially available Vendor technology developments, including new software, in accordance with Sections 8.05 and 8.06.

3.05  Third Parties & Subcontractors.  It is understood that Vendor reserves the right to provide the Services itself or through a third party service provider; provided, however, that Vendor has sole responsibility for furnishing the Services contemplated by any agreement between Customer and Vendor, and Customer shall look solely to Vendor for the performance of any such Services or agreement.  Any third party service provider providing Services must agree to be bound by all applicable terms and conditions of this Agreement and any other applicable agreement.

3.06  Access to Server.  Upon the reasonable prior written request of Vendor, Customer shall provide Vendor reasonable access, accompanied by a representative of Customer, to the IBM iSeries Server, serial #10DA96A, located at Customer’s facilities in Dallas, TX utilized in the provision of the Services hereunder, when necessary to allow Vendor to provide the Services hereunder.  Customer shall bear all risk of loss of such IBM iSeries server located at Customer’s facilities, except to the extent such loss is caused, directly or indirectly, by the acts or omissions of Vendor. Customer shall not grant any security interest in or permit any liens to attach to such IBM iSeries server located at Customer’s facilities.

3.07  Acknowledgment; Mutual Waiver.  Customer acknowledges that, as of the Effective Date, (a) Vendor and the Services satisfy or exceed the Vendor Information Security Standards, (b) the Disaster Recovery Platform satisfies or exceeds the requirements set forth in Exhibit D, (c) Vendor’s provision of the Services satisfies or exceeds the Performance Standards and Service Levels set forth in Exhibit A, and (d) the Vendor Service Center satisfies or exceeds the security requirements imposed upon Vendor under this Agreement.  Each party hereby waives any claim or action against the other party based on an assertion that subsections (a) through (d) above are untrue; provided, however, that such waiver shall have no effect on and shall not apply to any claims or actions arising out of either party’s failure to perform its obligations in accordance with the terms and conditions of this Agreement.

4.  CUSTOMER RESPONSIBILITIES

4.01  Generally.  During the Term, Customer shall on a timely basis and at its sole expense be responsible for:

(a)  Dedicated Equipment & Software:  Maintaining and, as necessary, acquiring, the Dedicated Equipment & Software in accordance with Section 4.02.

(b)  Customer Data Accuracy & Completeness.  The accuracy and completeness of the Customer Data and any errors or inaccuracies in and with respect to data obtained from Vendor because of any inaccurate or incomplete Customer Data.

4.02  Dedicated Equipment & Software. The minimum requirements of the computer hardware, software and telecommunications equipment that will be required to use the Vendor Software (the Dedicated Equipment & Software) are attached as Schedule 4.02. Customer’s Dedicated Equipment & Software shall meet or exceed such minimum hardware requirements during the Term.  Customer shall bear the cost of the Dedicated Equipment & Software, including, without limitation, procurement, acquisition, installation, configuration, cabling and maintenance.

4.03  Customer’s Use of Third Parties.  Customer shall have the right to contract with a third party to perform any service outside the scope of, or in addition to, the Services, including systems operations and related services to augment or supplement the Services or to interface with the Vendor System (collectively, the Customer Third Party Services). In the event Customer contracts with a third party to perform any Customer Third Party Service, Vendor shall cooperate with Customer and any such third party to the extent reasonably required by Customer, including by providing (a) to the extent available, written requirements, standards, and policies for systems operations so that the developments of such third party may be operated by Vendor, (b) assistance and support services to such third party in connection with the Vendor System and (c) to the extent permitted by the applicable third party agreements, third party access to the Vendor System in connection with such Customer Third Party Service. Customer shall require any such third party to comply with Vendor’s requirements regarding operations, confidentiality and security.  Vendor shall charge Customer in respect of all of the foregoing at Vendor’s hourly rates.

5.  FEES & PAYMENTS

5.01  Fees.

(a)  Invoicing and Payment.  Customer shall be responsible for the payment of all fees set forth on Schedule 5.01, including, but not limited to, the Monthly Service Fees, the Asset Surveillance License Fees and the Additional Service Fees (collectively, the Fees).  Vendor invoices shall separately itemize and reasonably identify all Fees and taxes assessed in respect of this Agreement.  Customer agrees to pay all undisputed Fees, subject to any applicable Service Level Credits (as defined in Section 5.02), within thirty (30) days after receipt of the applicable invoice in United States dollars at Vendor’s notice address; provided, however, that the Customer’s responsibility for the Fees shall be automatically reduced by $47,064 for each month during which Customer makes payments to IBM for the costs and expenses of the Capmark-Only Servers or any successor servers pursuant to clause (c) of the immediately following paragraph.

Customer shall pay directly to International Business Machines Corp. (IBM) the costs and expenses for only the IBM iSeries Server, serial #109969E, located in Billerica, MA, and the IBM iSeries Server, serial #10DA96A, located in Dallas, TX (collectively, the Capmark-Only Servers) in accordance with the Term Lease Master Agreement, dated March 27, 2002, as amended and modified from time to time, including without limitation all addenda and term lease supplements thereto, by and between IBM and Vendor (formerly known as McCracken Financial Software, Inc.) (the IBM Term Lease).  For the avoidance of doubt, the payments for the Capmark-Only Servers under the IBM Term Lease as of the date hereof are $40,278 per month until March 31, 2008 for Server #109969E and $20,547 per month until March 31,

2009 for Server #10DA96A.  When the IBM Term Lease or a schedule, supplement or similar addendum thereto governing the lease of a Capmark-Only Server is due for renewal or expiration, Customer shall (a) enter into a lease agreement for such Capmark-Only Server directly with IBM or (b) have Vendor renew such IBM Term Lease or schedule on behalf of Customer for an additional term, in which case, Vendor shall consult with Customer regarding duration and pricing terms of such renewal and shall work diligently and in good faith to negotiate favorable pricing terms with IBM, and Capmark shall have the right to participate in such negotiations, or (c) if Customer does not elect either of the foregoing options (a) or (b), Customer shall, at its sole expense, make arrangements for the use of other suitable server(s) to replace the Capmark-Only Servers, in which case Vendor shall assist Customer in the transition of the Services to such other suitable servers and Vendor shall be entitle to invoice Customer for such assistance at the Additional Services rate set forth in Schedule 5.01.  For the avoidance of doubt, any reduction in the amounts payable by Customer to IBM with respect to the Capmark-Only Servers or any successor servers pursuant to the foregoing clause (c) of this paragraph shall inure solely to the benefit of Customer.  Additionally, if Vendor acquires the right pursuant to the IBM Term Lease to purchase either of the Capmark-Only Servers, Vendor will offer such right to Customer, or work in good faith with Customer to exercise such right on Customer’s behalf, provided that such actions are not prohibited under the terms of the IBM Term Lease.

(b)  Expenses.  In the event that Customer requires Vendor to perform any Additional Services during the Term, Customer shall pay or reimburse Vendor for any reasonable and actual documented out of pocket expenses, including shipping charges, travel and travel-related expenses, incurred by Vendor in connection with its performance of any Additional Services, all as approved by Customer in advance.

(c)  Fee Adjustments.  All Fees payable by Customer under this Agreement may only be adjusted by Vendor once in any given twelve (12) month period.  In any such event, Vendor may increase the Fees by no more than two percent (2%).

(d)  Taxes.  Customer agrees to pay all state and local sales, use, property or other taxes (except for taxes on Vendor’s property or net income) that may be assessed against Vendor or Customer with respect to this Agreement, the Services or any equipment, products or services provided hereunder.  Customer shall also be responsible for paying all personal property or use taxes due on or with respect to the customer system, as well as all taxes, assessments, and other real property-related levies on its owned or leased real property, including all customer locations.  All taxes shall be separately itemized on each invoice, indicating the tax and the charges against which such tax was calculated. Should Vendor obtain tax reimbursement for such taxes that were passed through to Customer, Vendor will reimburse Customer for amount(s) paid by Customer.

5.02  Service Levels and Remedies.

Vendor will meet or exceed the service levels applicable to each Service as set forth on Exhibit A (each, a Service Level). Vendor acknowledges that its failure to meet one or more Service Levels may have a material adverse effect on the business and operations of Customer and that the actual amount of damage sustained by Customer because of such failure would be impracticable or extremely difficult to determine.  Accordingly, if Vendor fails to meet a Service Level other than those caused by Customer’s failure to satisfy its obligations as set forth in this Agreement, Customer shall have the option, but not the obligation, to recover the applicable amounts specified on Exhibit A (each a Service Level Credit).  In the event that Customer exercises its option to recover Service Level Credits with respect to any particular Service Level failure, such Service Level Credit shall be Customer’s exclusive remedy with respect to that particular Service Level failure.  Provided that Customer does not exercise its option to recover a Service Level Credit with respect to a particular Service Level failure, Customer shall have any remedies available to Customer at law or in equity, including, without limitation, the right, depending on the circumstances, to terminate this Agreement.

5.03  Invoices; Interest.

Vendor invoices shall separately itemize and reasonably identify all fees, charges and taxes assessed in respect of this Agreement.  Customer agrees to pay all invoices within 30 days after the date of the invoice in United States dollars at Vendor’s notice address. All amounts due Vendor under this Agreement shall accrue interest from the first day following the due date until paid in full at the annual rate of eighteen (18%) percent (the Interest Rate).

5.04  Audits.

(a)  Regulatory Audits.   Upon thirty (30) days notice from Customer, Vendor shall provide, and shall cause its subcontractors to provide, to such auditors and inspectors as Customer may from time to time engage, at Customer’s expense, access to the Vendor System (excluding source code) and the Vendor Service Center(s) for the purpose of performing audits or inspections of the Services and the business of Customer relating to the Services (including data processing, application development, the procurement of new systems, disaster recovery, maintenance and support, telecommunications, and the systems and physical environments on or in which the Services are performed) pursuant to any law or regulation applicable to Customer or the customers of Customer. Vendor shall provide, and shall cause its subcontractors to provide, such auditors and inspectors any assistance that they may require.  If any audit by an auditor designated by Customer or a regulatory authority results in Vendor being notified that it or its subcontractors are not in compliance with any law, regulation, audit requirement, or generally accepted accounting principle relating to the Services, Vendor shall, and shall cause its subcontractors to, take actions to comply with such audit. Customer shall bear the expense of any such compliance that is (1) required by a law, regulation, or other audit requirement relating to Customer’s business or (2) necessary due to Customer’s noncompliance with any law, regulation, or audit requirement imposed on Customer.  Vendor shall bear the expense of any such response that is (X) required by a law, regulation, or other audit requirement relating to Vendor’s business or (Y) necessary due to Vendor’s noncompliance with any law, regulation, or audit requirement imposed on Vendor.  Other than as provided in the previous sentence, Vendor shall be entitled to charge the hourly rates set forth in Schedule 5.01(c) for all assistance provided to Customer’s auditors under this subsection.

(b)  Disruption.  Customer acknowledges that audits may disrupt Vendor’s operations.  Customer will ensure that its auditors schedule any audits with seven (7) days notice and conduct audits in a manner that causes minimum disruption.

(c)  Financial Statements.  Should Vendor’s holding company’s financials become unavailable to the public domain, or should Vendor become owned by a private entity, Vendor agrees to provide Customer with an audit report prepared by independent certified public accountants, or other financial statements acceptable to Customer, within one hundred twenty (120) days after the close of each fiscal year of Vendor occurring after the date hereof, and from time to time such other information relating to the financial condition of Vendor as Customer may reasonably request.

6.  MANAGEMENT

6.01  Vendor Personnel.  Vendor will appoint a Strategy ASP representative (the Vendor Strategy ASP Representative) who will act as the primary contact under this Agreement and will work closely with Customer in resolving any problems that may arise during the Term.

6.02  Staff.  Subject to the terms of this Section 6, Vendor shall appoint and manage all the personnel it appoints to provide Service to Customer, including all subcontractor personnel.

6.03  Subcontractors.  Vendor shall be responsible for the work and activities of each of its subcontractors, including compliance with the terms of this Agreement. Vendor shall be responsible for all payments to its subcontractors.

6.04  Conduct of Vendor Personnel.  Vendor’s personnel working at Customer locations shall comply with the rules and requirements of Customer as may be in effect from time to time, regarding the conduct, appearance, cleanliness, work history and qualifications, and personal history (including without limitation, violent or criminal conduct for persons working at Customer locations).  Vendor shall perform all background and credit checks, and other procedures required by any Customer corporate policy provided to Vendor.  At the request of Customer, Vendor shall provide assurances to Customer satisfactory to Customer, that Vendor’s personnel comply with the rules and requirements of Customer provided to Vendor pertaining to work history and qualifications and personal history.  Vendor shall not assign any personnel to work hereunder who would under current Customer policy be disqualified from employment with Customer due to a relationship by blood or marriage with a Customer employee, and shall also apply said policy to its own personnel assigned to work hereunder.  Customer shall disclose the above employment rules, requirements, and policies to Vendor, and Vendor shall screen its personnel to ensure compliance.  Vendor shall provide Customer with the name, address, date of birth, and social security number of each person assigned to work on Customer’s premises, and shall update such information whenever changes occur.  Upon the request of Customer, which request may be made without reason, Vendor shall reassign or otherwise arrange so that a particular employee or agent of Vendor does not work at any Customer location.

6.05  Change Control Procedures.  All Vendor Changes shall be made pursuant to the following Change Control Procedures. Vendor Changes shall be implemented only with Customer’s approval (a) upon no less than sixty (60) days notice or (b) as may be necessary on a temporary basis to maintain the continuity of the Services. Vendor shall (1) schedule all Vendor Changes so as not to unreasonably interrupt Customer’s business operations, (2) monitor the status of Vendor Changes against the applicable schedule, (3) in the case of Vendor Changes performed on a temporary basis to maintain the continuity of the Services, document and provide to Customer notification no later than the next day after the Change is made (which notice may be given orally provided that such oral notice is confirmed in writing to Customer within five (5) days) of all Vendor Changes, and (4) once every year during the Term, review and modify as appropriate the Change Control Procedures, based upon mutual agreement.  The parties acknowledge that certain changes are necessary and beyond the complete control of the parties as to scheduling.  For example, in order to maintain currency in an “IBM” environment, Vendor must install upgrades and service packs.  Vendor will notify Customer in writing of its plans to implement such changes and will indicate in the notice the period of time within which Customer must obtain and implement, at its own expense, changes in the Dedicated Equipment & Software to remain compatible with the software installed at the Vendor Service Centers. In the case of “IBM” service packs and upgrades, the time within which Customer must implement such changes will be no less than forty-five (45) days after the written notification.

6.06  Physical Relocation of Vendor Service Center.  Vendor will notify Customer in writing as soon as practicable, but in no event less than three (3) months, prior to an intended commitment to relocate the Vendor Service Center.  Vendor must provide Customer a documented relocation plan and permit Customer to perform a physical security site review of the intended relocation facility. Prior to Vendor entering into a commitment to relocate the Vendor Service Center, Customer must approve the intended relocation facility by ensuring the intended facility’s security standards meet or exceed the current facility’s security standards. It is understood that Vendor will utilize customer space in Dallas, TX, to house a disaster recovery environment.  If either party deems it necessary to move such disaster recovery environment, they will provide the other party with written notice of intent to move as soon as practicable, but in no event less than three (3) months, prior to the requested move date, and such environment shall not be moved until both parties have approved the new location in writing (such approvals not to be unreasonably withheld or delayed).  Customer shall be responsible for all costs attributable to relocation of the disaster recovery environment as required by Customer, and all Services provided by Vendor in connection with such relocation shall be invoiced to Customer on a time and materials basis.  Customer shall provide Vendor as much notice as reasonably practicable, but in no event less than three (3) months, prior to vacating the premises where the disaster recovery environment currently resides.  In the event Customer moves to premises that cannot support the disaster recovery environment, Vendor shall make reasonable efforts to provision space for the disaster recovery environment in a Vendor facility at the expense of Customer. The Service Levels referred to in Section 5.02 shall not apply to the period during which the disaster recovery environment is being relocated or for the period of seven (7) days immediately following such relocation.

7.  REPRESENTATIONS & WARRANTIES

7.01  By Each of Customer & Vendor.   Each of Customer and Vendor represents and warrants that: (a) it is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation; (b) it has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement; (c) the execution, delivery, and performance of this Agreement have been duly authorized by it; (d) no approval, authorization, or consent of any governmental or regulatory authority, or any other third party, is required to be obtained or made by it in order for it to enter into and perform its obligations under this Agreement; (e) in connection with its obligations under this Agreement, it shall comply with all applicable Federal, state, and local laws and regulations and shall obtain all applicable permits and licenses; and (f) it has not disclosed as of the Effective Date any Confidential Information relating to the other party.

7.02  By Vendor.  Vendor represents and warrants that (a) Services will be performed in a workman like manner satisfying mutually agreed upon service levels, and or acceptance language; and (b) any Vendor Created Software provided to Customer does not and will not infringe upon the intellectual property rights or other proprietary rights of any third party.

7.03  Exclusion.  EXCEPT AS SPECIFIED IN THIS SECTION 7, NEITHER VENDOR NOR CUSTOMER MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND TO THE OTHER PARTY. EACH PARTY EXPLICITLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE IN RESPECT OF THE SERVICES AND THE SYSTEMS, AS WELL AS ALL OBLIGATIONS ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.

8.  CONFIDENTIALITY & PROPRIETARY RIGHTS

8.01  Confidential Information.

(a)  Nondisclosure.  Each party agrees that information concerning the other party’s business (including that of all corporate affiliates and subcontractors) provided before or after the Effective Date and regardless of the manner, form or medium in which such information is or has been provided is “Confidential Information” and proprietary to each party and shall be maintained in confidence and not disclosed, used or duplicated, except as described in this Section 8.01. Confidential Information shall include, without limitation, Customer Data, lists of, or other information relating to and identified with customers, former or prospective customers or applicants, business volumes or usage, financial information, pricing information, information related to mergers or acquisitions, systems, software, software documentation, software source documents, manuals, formulas, security procedures, practices, specifications, information concerning business plans or business strategy, presentations, proposals, technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, samples, data, inventions, know-how, processes, apparatus, equipment, algorithms, formulae, and all information related to the party’s current, future, and proposed products and services, and the subject matter of this Agreement.  Each party may use Confidential Information of the other only in connection with performance under this Agreement. Except as described in this Agreement, the parties shall not copy Confidential Information or disclose Confidential Information to persons who do not need Confidential Information in order to perform under this Agreement.  Each party shall maintain an appropriate information security program to prevent the unauthorized disclosure, misuse, alteration or destruction of Confidential Information. Confidential Information shall be destroyed or returned to the party owning such Confidential Information upon request of such party, provided that the other party may maintain an archive copy of such Confidential Information if required for regulatory compliance, if required to perform obligations hereunder or as part of back-up data. Confidential Information does not include information that is generally known or available to the public or that is not treated as confidential by the party claiming such information to be confidential, provided, however, that this exception shall not apply to any publicly available information to the extent that the disclosure or sharing of the information by one or both parties is subject to any limitation, restriction, consent, or notification requirement under any applicable federal or state information privacy law or regulation then in effect.  Vendor may disclose Customer’s Confidential Information to IBM and other third parties engaged to provide maintenance and support services to Vendor, provided that Vendor shall disclose to IBM and such other third parties only such Confidential Information as is necessary for such third party to perform its obligations to Vendor, and IBM and such other third parties shall first enter into a written agreement protecting the confidentiality of such Confidential Information.  In the event that it is necessary for Vendor to disclose Confidential Information of Customer to any other third party in order to perform Vendor’s duties hereunder, Vendor shall disclose only such Confidential Information as is necessary for such third party to perform its obligations to Vendor and shall, before such further disclosure is made: (a) obtain Customer’s written consent (which shall not be unreasonably withheld or delayed); and (b) deliver to Customer upon Customer’s request a copy, certified by Vendor as being true and correct, of an agreement, acceptable to Customer, protecting the confidentiality of such Confidential Information and prohibiting the third party’s re-disclosure, duplication or reuse of any Confidential Information.  A breach of either party’s confidentiality obligations may cause the aggrieved party to suffer irreparable harm in an amount not easily ascertained.  The parties agree that such breaches, whether threatened or actual, will give the non-breaching party the right to terminate this Agreement immediately, obtain equitable relief, i.e., obtain an injunction to restrain such disclosure or use without the requirement of posting a bond, and pursue all other remedies said party may have at law or in equity.  For the avoidance of doubt, Customer acknowledges and agrees that all Confidential Information relating to the Vendor System, Vendor Software, Documentation, and Vendor’s business and operations shall be Confidential Information of Vendor after the Effective Date, notwithstanding that Vendor was owned by Customer prior to the Effective Date.

(b)  Use of Name.  Vendor may list Customer’s name on Vendor’s customer list. Otherwise, neither party shall advertise, market or otherwise make known to others any information relating to the subject matter of this Agreement, including mentioning or implying the name of the other, without the prior written approval of the other party.

(c)  Permitted Disclosures.  Notwithstanding anything hereinto the contrary, it shall not be a breach of this Agreement for Vendor in connection with any capital raising effort, potential sale or corporate restructuring to provide a copy of this Agreement and aggregated data regarding Customer and its usage of the Vendor System and Services to any bona fide potential investor, purchaser or potential restructuring entity; provided, however, that (a) Vendor obtains Customer’s prior written consent to such disclosure, such consent not to be unreasonably withheld and (b) that any such potential investor, purchaser or potential restructuring entity shall first execute a written confidentiality agreement with Vendor protecting the confidentiality of Customer’s Confidential Information.

8.02  Customer Data and Customer Software

(a)  Ownership of Customer Data and Customer Software.  Customer Data and Customer Software are and shall remain the sole and exclusive property of Customer.  Customer Data, in any form, shall not be (1) used by Vendor other than in connection with providing the Services, or (2) disclosed, sold, assigned, leased, or otherwise provided to third parties by Vendor, including, without limitation, any of Vendor’s parents, subsidiaries, affiliates, officers, directors, shareholders, representatives, employees or agents (except as provided for in this Agreement and all subject to Section 8.01).

(b)  Return of Data.  At no cost to Customer, Vendor shall, upon (1) request by Customer at any time or (2) the cessation of all Termination Assistance Services: (i) promptly return to Customer, in the format and on the media in use by Vendor as of the date of the request, all (or the portion so designated by Customer) of the Customer Data; and (ii) erase or destroy all (or the portion so designated by Customer) of the Customer Data in Vendor’s possession upon the cessation of all Services, in either case, other than retention of a copy for audit purposes. Archival tapes containing any Customer Data shall be used solely for back-up or audit purposes.  At no cost to Vendor, Customer shall, within a reasonable time after expiration or termination of all Termination Assistance Services: (i) promptly return to Vendor all Vendor Confidential Information (except software licensed to Customer pursuant to Section 8.03(a)) or verify in

Customer’s possession, other than retention of a copy for audit purposes. Archival tapes containing any Vendor Confidential Information shall be used solely for audit purposes.

(c)  Third Party Access.  Except as provided in Section 8.01(a), Vendor shall prohibit and prevent access to Customer Data and Customer Software by third parties, including, without limitation, any affiliate of Vendor, unless expressly approved by Customer in its sole discretion on a case-by-case basis.  For the avoidance of doubt, under no circumstances and not withstanding anything to the contrary shall Vendor provide or permit Wachovia Securities, Inc. or its parent or any of their affiliates (except Vendor) to access or use, or direct access to or use of, Customer Data and/or Customer Software without Customer’s prior written consent, which consent may be granted or withheld in Customer’s sole discretion.  Pursuant to that certain letter agreement between Wachovia Bank, N.A. (Wachovia) and Seller dated as of the date hereof, any time Wachovia acquires a majority of the voting capital stock of the Buyer, or otherwise has the power to elect a majority of the directors of the Buyer, Wachovia (a) will establish and maintain, and cause Vendor to establish and maintain, safeguards against the use by Wachovia of the Customer Data and Customer Software and (b) will not request or require Vendor to make available any such Customer Data or Customer Software to Wachovia Corporation and any of its subsidiaries, other than Vendor.

8.03  Vendor Software & Documentation.

(a)  Perpetual License to Strategy ASP and Asset Surveillance.  The parties hereby terminate the Pre-Existing License and release each other from any obligations in the Pre-Existing License that may survive such termination.  Vendor’s rights to use the Vendor Software after the Effective Date shall be governed solely by this Agreement.  Notwithstanding anything to the contrary set forth herein, Vendor hereby grants to Customer a perpetual, irrevocable, worldwide, assignable (subject to Section 16.01), royalty-free right and license to use, modify and support for its internal purposes or in connection with the business of Customer, its subsidiaries or its affiliates under common control of Customer’s parent company with respect to servicing and supporting (other than the provision of technology services substantially similar to those provided by Vendor) or sub-servicing (collectively, Servicing) the mortgage assets and portfolios of any third party (including any affiliate of Customer) (the Servicing Business), the source code and object code for the release of Strategy ASP being utilized by Customer as of the Effective Date together with any and all applicable Documentation.  Vendor hereby acknowledges and consents to Customer possession of and perpetual and irrevocable right to retain and use complete copies of the source code and object code for such release of Strategy ASP and Asset Surveillance.  If, after the Effective Date, Customer has a good faith belief that it is not in possession of any portion of such source code or object code, Vendor will use commercially reasonable efforts to deliver such portions to Customer as soon as reasonably practicable.  In the event that Customer chooses, pursuant to Sections 8.05 and/or 8.06, to have to have any Upgrades or additional modules installed into or integrated with Customer’s Strategy ASP platform or Asset Surveillance module, Vendor shall provide Customer with the source code and object code applicable to such Upgrade and/or additional module under the same terms and conditions set forth in this Section 8.03.

(b)  Ownership.  The Vendor Software (including, without limitation, all Developed Software) and the Documentation shall be and shall remain the exclusive property of Vendor and Customer shall have no rights or interests in the Vendor Software except as set forth in this Agreement.

(c)  License of Intellectual Property; 365(n).  The parties agree that Customer, as licensee of the Strategy ASP and Asset Surveillance pursuant to this Agreement, shall retain and may fully exercise all of its rights under the United States Bankruptcy Code, as may be amended or supplemented from time to time (the Code).  The parties further agree that, in the event of the commencement of bankruptcy proceedings by or against Vendor under the Code, Customer shall be entitled to retain all of its rights under this Agreement.  Without limiting the foregoing, the parties agree that Strategy ASP and Asset Surveillance are “intellectual property” as defined in 11 U.S.C. § 101(35A) which have been licensed hereunder in a contemporaneous exchange for value and that this Agreement shall be governed by 11

U.S.C. § 365(n), as the same may be amended or supplemented from time to time, if Vendor files for bankruptcy.

8.04  Changes.  Except as may be approved by Vendor, Customer may not make any changes or modifications to Customer’s system that would have an adverse effect on the functionality or performance of the Vendor Software or the Vendor System.  Except as may be approved by Customer, Vendor may not make any changes or modifications to the Vendor System that would have an adverse effect on the functionality or performance of Services provided by Vendor to Customer.

8.05  Upgrades.  Vendor shall from time to time make available to Customer for test and evaluation purposes only: (a) all generally offered releases of the Vendor Software that Vendor periodically makes available to any of its customers; (b) generally offered enhancements to the Vendor Software and the Vendor System that Vendor periodically makes available to any of its customers; and (c) generally offered corrections to the Vendor Software that Vendor periodically makes available to any of its customers (each, an Upgrade).  Customer acknowledges that such Upgrades may not be compatible with the version of the Vendor Software used to provide Services to Customer as of the Effective Date.  Upon request, Vendor will perform services necessary to create a test environment for Customer to test such Upgrades, and Customer shall be invoiced for such services at the Additional Services rate.  In the event that Customer determines to accept any Upgrade, Customer shall so notify Vendor and the parties shall promptly negotiate, in good faith and under terms no less favorable than those provided to other similarly situated customers, the terms pursuant to which such Upgrades will be provided to and used by Customer, including (i) the appropriate fees to be paid by Customer for license of such Upgrade, (ii) the appropriate adjustments, if any, to the Monthly Service Fee and/or Asset Surveillance License Fee and (iii) an implementation schedule for loading such Upgrade and making any required adjustments to the Customer’s system and/or the Vendor System configuration to enable Customer’s end users to access and use the Vendor System.  Unless Customer indicates by notice to Vendor that it has determined to accept an Upgrade, Vendor shall refrain from incorporating such Upgrade into the version of Strategy ASP being supported for Customer and shall continue to support the then-current version of the Strategy ASP being supported for Customer.  For the avoidance of doubt, Customer may choose to remain on the current version of Strategy ASP and shall in no event be required to upgrade the Vendor System.  All Upgrades acquired by Customer during the Term will be included in the license grant set forth in Section 8.03(a) and subject to the terms contained therein.

8.06  New Functionality.  Vendor shall from time to time offer Customer additional modules to the Vendor Software that provide new functionality to Strategy ASP as generally provided to any of its customers.  Customer acknowledges that such additional modules may not be compatible with the version of the Vendor Software used to provide Services to Customer as of the Effective Date.  At Customer’s option, Customer may, with notice to Vendor, purchase such additional modules.  In the event that Customer determines to purchase any additional module, Customer shall so notify Vendor and the parties shall promptly negotiate, in good faith and under terms no less favorable than those provided to other similarly situated customers, the terms pursuant to which such additional module will be provided to and used by Customer, including (i) the appropriate fees to be paid by Customer for license and use of such additional module, (ii) the appropriate adjustments, if any, to the Monthly Service Fee and/or Asset Surveillance License Fee and (iii) an implementation schedule for loading such additional module and making any required adjustments to the Customer’s system and/or the Vendor System configuration to enable Customer’s end users to access and use the Vendor System.  All additional modules acquired by Customer during the Term will be included in the license grant set forth in Section 8.03(a) and subject to the terms contained therein.

9.  INDEMNIFICATION

9.01  By Customer.  Customer shall indemnify Vendor Group from, and defend Vendor Group against any liability or expenses arising out of or relating to (a) any amounts actually due and owing that are the obligations of Customer, including such amounts identified in Section 4 and Section 5.01 (including amounts owed to IBM) and taxes, interest, and penalties assessed against Vendor, (b) the inaccuracy or untruthfulness of any representation or warranty made by Customer pursuant to Section 7, (c) Customer

Employment Claims, (d) any claim by a third party that the Customer Software infringes upon the proprietary rights of a third party, and (e) any bodily injury (including death) or tangible property damage resulting from Customer’s acts or omissions (other than such claims as may be covered by Vendor’s workers’ compensation).  Customer shall be responsible for any costs and expenses incurred by Vendor in connection with the enforcement of this Section 9.01.

9.02  By Vendor.  Vendor shall indemnify Customer Group from, and defend Customer Group against, any liability or expenses arising out of or relating to (a) any claim by a third party that (i) the Services, (ii) the Vendor Created Software, or (iii) the Developed Software infringes upon the proprietary rights of any third party, (b) any failure to meet the Vendor Service Center security requirements imposed upon Vendor under this Agreement, (c) any amounts (including taxes, interest, and penalties) assessed against Customer which are obligations of Vendor pursuant to this Agreement, (d) the inaccuracy or untruthfulness of any representation or warranty made by Vendor pursuant to Section 7, (e) any Vendor Employment Claims, (f) any bodily injury (including death) or tangible property damage resulting from Vendor’s acts or omissions (other than such claims as may be covered by Customer’s workers’ compensation), and (g) any loss of Customer Data directly attributable to an act or omission of Vendor. Vendor shall be responsible for any costs and expenses incurred by Customer in connection with the enforcement of this Section 9.02.

9.03  Indemnification Procedures.  If any third party makes a claim covered by Section 9.01 or Section 9.02 against an Indemnitee with respect to which such Indemnitee intends to seek indemnification under this Section 9, such Indemnitee shall give notice of such claim to the Indemnitor, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the Indemnitor shall be obligated to defend such Indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the Indemnitor, reasonably satisfactory to the Indemnitee. Indemnitee shall cooperate fully with, and assist, the Indemnitor in its defense against such claim in all reasonable respects. The Indemnitor shall keep the Indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; provided, however, that (a) if the parties agree that it is advantageous to the defense for the Indemnitee to employ its own counsel or (b) in the reasonable judgment of the Indemnitee, based upon an opinion of counsel which shall be provided to the Indemnitor, representation of both the Indemnitor and the Indemnitee would be inappropriate under applicable standards of professional conduct due to actual or potential conflicts of interest between them, then reasonable fees and expenses of the Indemnitee’s counsel shall be at the expense of the Indemnitor, subject to the  Indemnitor’s reasonable approval of such counsel. Neither the Indemnitor nor any Indemnitee shall be liable for any settlement of any action or claim effected without its written consent.  Notwithstanding the foregoing, the Indemnitee shall retain, assume, or reassume sole control over, all expenses relating to, every aspect of the defense that it believes is not the subject of the indemnification provided for in Section 9.01 or Section 9.02, as applicable. Until both (i) the Indemnitee receives notice from the Indemnitor that it will defend; and (ii) the Indemnitor assumes such defense, the Indemnitee may, at any time after ten days from the date notice of claim is given to the Indemnitor by the Indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the Indemnitor, settle or otherwise compromise or pay the claim. The Indemnitor shall pay all costs of the Indemnitee arising out of or relating to that defense and any such settlement, compromise, or payment. The Indemnitee shall keep the Indemnitor fully apprised at all times as to the status of the defense. Following indemnification as provided in Section 9, the Indemnitor shall be subrogated to all rights of the Indemnitee with respect to the matters for which indemnification has been made.

9.04  Exclusive Remedy.  Indemnification pursuant to this Section 9 shall be the exclusive remedy for any claim within the scope of this Section 9.

10.  INSURANCE

For the Term of this Agreement, Vendor will carry insurance which will include, at a minimum, the following coverages:

(i)            Worker’s Compensation Insurance at the statutory limits in all states of operation;

(ii)           Employer’s Liability coverage of one million ($1,000,000) for each employee for bodily injury by accident and one million ($1,000,000) each employee for bodily injury by disease;

(iii)          Commercial General Liability Insurance covering liability arising from premises, operations, independent contractors, products-completed operations, personal and advertising injury of three million dollars ($3,000,000). Such coverage maybe provided through a primary policy or in conjunction with an umbrella or excess policy;

(iv)          Business Automobile Liability Insurance covering all owned, hired and non-owned vehicles of three million dollars ($3,000,000) per occurrence, including all statutory coverage for all states of operation;

(v)           Professional/Errors and Omissions Insurance appropriate to Vendor’s industry providing coverage for a professional error, omission or act arising out of the scope of services provided by the contract for a minimum of three million dollars ($3,000,000) per occurrence; and

(vi)          Fidelity/Crime Insurance including employee dishonesty covering liability against direct and verifiable losses of money, securities, other property of Customer caused by theft or forgery by identifiable employees of the vendor acting alone or in collusion with others for a minimum of one million dollars ($1,000,000).

All insurance will be with companies which are authorized to do business under the laws of New York. All required policies (excepting Workers Compensation, Employer’s Liability, Fidelity/Crime, and the Professional/Errors and Omissions coverage) will name Customer as an additional insured. All insurance policies will contain a complete waiver of subrogation by the insurer against Customer, and will allow for claims between Customer and Vendor. Vendor’s coverage will be the primary coverage with respect to all claims arising from this Agreement. Vendor will pay the premiums for such insurance and deliver to Customer a certificate of insurance evidencing the above coverages (preferably using an “ACORD 25” form or the then current successor form as amended from time to time). Vendor agrees to provide Customer and its assigns thirty (30) days’ prior written notice before any alteration or cancellation of such policy. Amounts required by this Agreement are not a representation of the adequacy of protection of Vendor, nor will it be considered a release of the Vendor from its respective obligations or liabilities under the Agreement.

11.  ADDITIONAL PROJECTS & SERVICES

Customer may, from time to time during the Term, request that Vendor perform Additional Services that are outside the scope of the Services, as then defined.  Within five (5) business days of written receipt of request, Vendor shall either decline the request or in the first occurrence of fifteen (15) business days or  a mutually agreed upon timeframe provide Customer with (a) a written Statement of Work of the work Vendor anticipates performing in connection with such Additional Service, as applicable, including delivery date to Customer accessible test environment, (b) Vendor’s Additional Services Fees, (c) when appropriate, a description of any software to be developed or modified by Vendor (the New Application(s)) or hardware to be provided by Vendor in connection with such Additional Service, (d) when appropriate, the software, hardware, human and other resources, and run-time requirements necessary to develop and operate any New Applications, (e) when appropriate, the human resources of Customer that will be necessary to operate or use the product or services, (f) when appropriate, a list of any existing applications or hardware included in or to be used in connection with such Additional Service, and (g) when appropriate, acceptance test criteria and procedures in respect of any New Applications or any products or services ((a) through (g) collectively, an Additional Services Proposal). In the event Customer elects to have Vendor perform the Additional Service, Customer shall return the signed Statement of Work provided by Vendor as their consent to proceed. Vendor shall not begin performing any Additional Service until the signed Statement of Work has been received.  Phase I of the Statement of Work will be to provide a fixed cost to Customer for the Additional Service. Customer will then approve the expenditure prior to Vendor performing Additional Services.

12.  FORCE MAJEURE

12.01  Force Majeure.  Any failure or delay by Customer or Vendor in the performance of its obligations pursuant to this Agreement shall not be deemed a default of this Agreement or a ground for termination hereunder (except as provided in this Section 12.01) if such failure or delay is caused by a Force Majeure Event, could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, work-around plans, or other commercially reasonable means. Upon the occurrence of a Force Majeure Event, the non-performing party shall be excused from any further performance of its obligations pursuant to this Agreement affected by the Force Majeure Event for as long as (a) such Force Majeure Event continues and (b) such party continues to use commercially reasonable efforts to recommence performance whenever and to whatever extent possible without delay.  The party delayed by a Force Majeure Event shall immediately notify the other party by telephone (to be confirmed in a notice within ten (10) days of the inception of such delay) of the occurrence of a Force Majeure Event and describe in reasonable detail the nature of the Force Majeure Event.  Upon receipt of such notice, performance of the affected obligations under this Agreement shall be temporarily suspended for the duration of the Force Majeure Event.  If the period of nonperformance exceeds thirty (30) days from the receipt of such notice, the party whose ability to perform has not been so affected may, by giving written notice, terminate this Agreement.  A delay in delivery due to a Force Majeure Event shall automatically extend the delivery date for a period equal to the duration of such Force Majeure Event.  Any warranty period affected by a Force Majeure Event shall likewise be extended for a period equal to the duration of such Force Majeure Event.

12.02  Allocation of Resources.  Whenever a Force Majeure Event or a Disaster causes Vendor to allocate limited resources between or among Vendor’s customers and affiliates, Customer shall receive at least the same priority in respect of such allocation as Vendor’s affiliates and Vendor’s other commercial customers.

13.  TERMINATION, DEFAULT & REMEDIES

13.01  Termination for Convenience.  Customer may terminate this Agreement in its entirety or in part at any time after the date that is eighteen (18) months after the Effective Date upon at least six (6) months prior written notice thereof to Vendor.  For the avoidance of doubt, no such termination shall be effective prior to the date that is twenty-four (24) months from the Effective Date.  Such termination shall be without any penalty or cost to Customer except that Customer will be responsible for assuming (or causing the assumption of) the licenses of any software that is then being licensed by Vendor for the sole purpose of providing Services to Customer as set forth in Schedule 13.01 (the Assumed Expenses).  Schedule 13.01 sets forth the Assumed Expenses as of the Effective Date and Vendor will not procure any additional Assumed Expenses without obtaining Customer’s prior written consent.

13.02  Termination for Default.  If either party Defaults, the other party may terminate this Agreement upon at least sixty (60) days notice after the Default.  Default means any of the following:

(a)  Failure to Provide the Critical Services.  Any failure by Vendor to provide the Services that results in a failure of a Critical Service (other than arising from a Force Majeure Event) that Vendor does not, within thirty (30) days of its receipt of a notice (which may be given orally but shall be subsequently confirmed in writing) of the failure of such Critical Service, either (1) cure, or (2) if such failure cannot be cured within such thirty (30) day period, provide Customer with a work-around that reinstitutes such Critical Service.  For the avoidance of doubt, the failure to provide Critical Services includes (i) the failure to provide disaster recovery in accordance with the terms and conditions of this Agreement; and (ii) includes failure to provide or maintain:

(A)  The SAS 70 Type II annual audit report, and

(B)  Provide remediation of Customer identified risk as required herein.

(b)  Payment Default.  Any failure by either party to pay any amount due hereunder, if such failure is not cured within sixty (60) days after notice of such default;

(c)  Insolvency, Etc.  Any federal or state bankruptcy, insolvency or receivership proceeding or the like (including out-of-court arrangements involving a party that cannot pay its debts as they mature) is commenced by or against such party unless, in the case of an involuntary proceeding, it is dismissed within sixty (60) days; and

(d)  Material Default.  Any failure by a party to perform any of its material obligations under this Agreement, if such default is not cured within sixty (60) days after notice is received by the defaulting party specifying, in reasonable detail, the nature of the default; provided, however, that the time to cure a default shall extend for up to sixty (60) additional days if the defaulting party has promptly commenced to cure the default and continues to use commercially reasonable efforts to cure such default during the additional sixty (60)-day period.

13.03  Limitation of Liability.  EXCEPT FOR DAMAGES (a) ARISING UNDER SECTION 8, (b) PAYABLE IN RESPECT OF A THIRD PARTY INDEMNIFICATION CLAIM UNDER SECTION 9, (c) ARISING OUT OF A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (d) ANY PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY AN ACT OR OMISSION OF A PARTY, IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY CLAIMS EXCEED THE GREATER OF (1) THE TOTAL AMOUNT OF FEES RECEIVED BY VENDOR FROM CUSTOMER PURSUANT TO THIS AGREEMENT DURING THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE UPON WHICH SUCH CLAIM FIRST AROSE OR (2) $500,000.

13.04  Exclusion of Damages.  EXCEPT FOR DAMAGES (a) ARISING UNDER SECTION 8, (b) PAYABLE IN RESPECT OF A THIRD PARTY INDEMNIFICATION CLAIM UNDER SECTION 9, (c) ARISING OUT OF EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (d) ANY PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY AN ACT OR OMISSION OF EITHER PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES OF ANY KIND INCLUDING WITHOUT LIMITATION, ANTICIPATED LOSS OF PROFITS, WHETHER SUCH LIABILITY IS PREDICATED ON CONTRACT, STRICT LIABILITY OR ANY OTHER THEORY AND IRRESPECTIVE OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.  EXIT/TRANSITION SERVICES

14.01  Termination Assistance.   Should this Agreement terminate or expire for any reason, Vendor shall, upon the written request of Customer which notice shall contain information sufficient for Vendor to determine the scope of the Termination Assistance Services required by Customer, perform the Termination Assistance Services for up to six (6) months following notice and prior to the expiration or termination of this Agreement (the Termination Assistance Period).  Upon written notice by Customer, which notice shall contain information sufficient for Vendor to determine the scope and duration of the Termination Assistance Services required by Customer, Vendor will continue to offer Termination Assistance Services for up to eighteen (18) months following the Termination Assistance Period.  Termination Assistance Services provided during the Termination Assistance Period shall be provided at the Additional Services hourly rate and after the Termination Assistance Period shall be provided at Vendor’s then-current hourly rates.  For the avoidance of doubt, Customer shall pay the Monthly Service Fee and Asset Surveillance License Fee, both during the Termination Assistance Period and after termination of this Agreement, for each month during which Customer utilizes any portion of the Transaction Services set forth in Schedule 3.01.

14.02  De-conversion Fees.  Upon the termination of this Agreement for any reason, if Customer so requests, Vendor will provide to Customer De-conversion Services including but not limited to translation of data for transmittal to Customer.  The Fees for such De-conversion Services will be at Vendor’s hourly rates for Additional Services set forth Schedule 5.01(c).

14.03  Instructions.  If Customer fails, within ninety (90) days after termination of this Agreement, to provide any written instructions to Vendor regarding disposition of Customer Data, Vendor may, without any liability to Customer, dispose of the Customer Data and provide certification signed by an officer of Vendor to Customer of the destruction of Customer Data.

15.  APPLICABLE LAW, VENUE

THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS TO THE CONTRARY. The parties irrevocably submit to jurisdiction and further agree that any cause of action arising under this Agreement may be brought exclusively in the state or federal courts located in New York, New York.  Each party in any judicial action or proceeding shall be responsible for its own costs, including, without limitation, its filing fees, attorneys’ fees, witness fees, expert fees and travel expenses.

16.  GENERAL PROVISIONS

16.01  Assignment and Sublicense.  Subject to the following, neither party may, without the other party’s prior written consent, assign, sublicense, or otherwise transfer this Agreement or any of its rights or obligations under this Agreement to any third party.  Notwithstanding the foregoing, Customer may: (A) assign or sublicense all or any part of its rights and benefits under this Agreement to Customer’s parent company or an affiliate controlled by Customer or its parent company or (B) assign or sublicense its rights and benefits under this Agreement to any third party who prior to or concurrently with such assignment or sublicense acquires, in any manner, all or any part of the assets used by Customer in connection with the Servicing Business, in which case Customer shall provide written notice of such assignment to Vendor within a reasonable time after such assignment, or (C) assign or sublicense all or any part of its rights and benefits under this Agreement to any third party who Customer may elect to engage in order to provide Servicing in connection with Customer’s Servicing Business, and who agrees in writing to be bound by the terms and conditions of this Agreement.

(a)           Any sublicense pursuant to this Section 16.01 shall not itself be sublicensable.

(b)                                 Any attempt or any purported act or attempted act to do any of the things prohibited by this Section 16.01 will be void ab initio and of no force and effect.

(c)                                 This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

16.02  Notices.  Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, and other communications required or permitted under this Agreement shall be in writing and shall be sent by fax to the number specified below and by registered express mail on the date such notice is transmitted by fax to the address specified below.  All such notices shall be effective on the first day that a complete copy of such notice is received by the recipient, unless such day is a weekend or federal holiday, in which case such notice shall be effective on the first working day after receipt of a complete copy of such notice by recipient.

In the case of Customer:

Capmark Finance Inc.
118 Welsh Road
Horsham, PA 19044
Attention:	Michael Lipson
Telephone:	215-328-3866

Fax:	215-328-3719
With a copy to:
Capmark Finance Inc.
116 Welsh Road
Horsham, PA 19044
Attention:	General Counsel
Telephone:	215-328-3674
Fax:	215-328-0438

In the case of Vendor:

EnableUs, Inc.
8 Suburban Park Drive
Billerica MA 01821-3903
Telephone:	978-439-9000
Fax:	978-439-9068
Attention:	Frank H. McCracken, Jr.

Either party may change its address or fax number for notification purposes by giving the other party notice of the new address or fax number and the date upon which such change will become effective.

16.03  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one single agreement between the parties.

16.04  Construction & Interpretation of Documents.

Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement, and shall not limit or affect the terms and conditions hereof.  Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a  section or paragraph in which such words appear, unless the context otherwise requires.  The singular shall include the plural and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.  Whenever the words include, includes or including are used in this Agreement, they shall be deemed to be followed by the words without limitation.

16.05  Relationship.  The performance by Vendor of its duties and obligations under this Agreement shall be that of an independent contractor and nothing contained in this Agreement, except for the limited agency expressly provided for herein, shall create or imply an agency relationship between Customer and Vendor, nor shall this Agreement be deemed to constitute a joint venture or partnership between Customer and Vendor. Vendor agrees and represents that it is an independent contractor and its personnel are not Customer’s agents or employees for federal tax purposes, and are not entitled to any Customer employee benefits. Vendor assumes sole and full responsibility for its acts and the acts of its personnel. Vendor and its personnel have no authority to make commitments or enter into contracts on behalf of, bind, or otherwise obligate Customer in any manner whatsoever, except for the limited agency expressly provided for herein.

16.06  Consents, Approvals and Requests.  Unless otherwise specified in this Agreement, all consents and approvals, acceptances, or similar actions to be given by either party under this Agreement shall not be unreasonably withheld, conditioned or delayed.

16.07  Severability.  If any provision of this Agreement (other than a term or provision relating to any payment obligation) is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision of this Agreement shall be valid and enforceable to the extent permitted by law.

16.08  Waiver.  No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

16.09  Entire Agreement.  This Agreement, together with the schedules and exhibits referenced herein, which are hereby incorporated by reference into this Agreement, is the entire agreement between the parties with respect to its subject matter and supersedes any prior agreements, representations, understandings, or agreements between the parties relative to such subject matter.  The parties hereby acknowledge that (a) the MFS Updates Agreements dated May 10, 1991 between Customer and Vendor and the System Engineering Services Agreement between Vendor and Customer that is referred to in the Pre-Existing License have both expired without breach thereof by Vendor and without any surviving obligations; and (b) the Pre-Existing License is the only agreement between Vendor and Customer as of immediately prior to the Effective Date pursuant to which Customer accesses or uses the Vendor Software or receives Services, and Vendor is not in breach of the Pre-Existing License.  Each party hereby waives any claim or action against the other party based on asserting any breach of the MFS Updates Agreements, System Engineering Services Agreement or Pre-Existing License.

16.10  Amendments.  No amendment to, or change, waiver, or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

16.11  Survival.  The following Sections of this Agreement shall survive the expiration or termination of this Agreement for any reason:  Section 1, Section 7.03, Section 8.01, Section 8.02, Section 8.03, Section 9, Section 13.03, Section 13.04, Section 14, Section 15 and Section 16.

16.12  Third Party Beneficiaries.  Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Customer or Vendor.

16.13  Acknowledgment.  Customer and Vendor each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ agreement based upon the level of risk to Customer and Vendor associated with their respective obligations under this Agreement and the payments to be made to Vendor and credits to be issued to Customer pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

16.14  Covenant of Further Assurances.  Customer and Vendor covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Customer and Vendor will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate this Agreement.

16.15  Compliance with Laws.  Each party is in compliance, and during the Term, will continue to comply with all laws, rules and regulations of any federal, state or governmental body, any subdivision, agency, commission or authority thereof, domestic or foreign, applicable to its business and to its activities relating to this Agreement.

16.16  Solicitation.  Section 6.12 of the Stock Purchase Agreement is incorporated herein by reference as fully and completely as if set forth herein in full.

The remainder of this page is intentionally left blank.

IN WITNESS WHEREOF, each of Customer and Vendor has caused this Agreement to be executed and delivered by its duly authorized representative.

ENABLEUS, INC.

By

Name

Title

Date

CAPMARK FINANCE INC.

By

Name

Title

Date

EnableUs, Inc.

SCHEDULE 1 - DEFINITIONS

For purposes of the Agreement to which this Schedule is attached, the following defined terms shall have the meanings specified below:

Additional Services has the meaning set forth in Section 3.02.

Additional Services Fees means the fees for Additional Services as set forth in Schedule 5.01(c).

Additional Services Proposal has the meaning set forth in Section 11.

Agreement has the meaning set forth in the first paragraph of this Agreement.

AICPA means the American Institute of Certified Public Accountants.

Application Support has the meaning set forth in Exhibit A; Section 1.6.

ASP Operational has the meaning set forth in Exhibit A; Section 1.5.

Asset Surveillance License Fee has the meaning set forth on Schedule 5.01(b).

Assumed Expenses has the meaning set forth in Section 13.01.

Buyer has the meaning set forth in the recitals hereto.

Capmark-Only Servers has the meaning set forth in Section 5.01(a).

Change Control Procedures has the meaning set forth in Section 6.05.

Confidential Information has the meaning set forth in Section 8.01.

Critical Service is a process or system that supports the operation or accessibility to Strategy ASP or a major module, as well as insuring the integrity of Customer Data.  A Severity Level 1 (Critical Service) will be assigned to a help desk call that reports the inability to use Strategy ASP, the unavailability of a major module, or continued use of Strategy ASP would result in data corruption.

Customer has the meaning set forth in the first paragraph of this Agreement.

Customer Data means all data and information submitted to Vendor by or on behalf of Customer for processing in connection with the Services and all data generated by Vendor Software from data and information submitted by or on behalf of Customer.

Customer Group means Customer, its subsidiaries, parent corporations, affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, customers and successors and permitted assigns.

Customer Software means any software or applications developed by or on behalf of Customer (by parties other than Vendor) for use in connection with Strategy ASP or Asset Surveillance after the Effective Date.

Customer Third Party Services has the meaning set forth in Section 4.03.

De-conversion Services means data conversion and preparation services requested by Customer to move to another system.

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Dedicated Equipment & Software has the meaning set forth in Section 4.02.

Default has the meaning set forth in Section 13.02.

Developed Software means any software and related documentation developed after the Effective Date pursuant to this Agreement by Vendor, its contractors or agents, including any software developed specifically for Customer in the course of any Services and any New Applications. Developed Software may be comprised of Vendor Proprietary Software or Third Party Software or both.

Development Fees at Risk has the meaning set forth in Exhibit A; Section 1.2.8.

Disaster means a Force Majeure Event or act of God rendering Vendor unable to conduct business via the then operational Vendor Service Center.

Disaster Recovery Center means such other location where Vendor will do business in the event of a Disaster.

Disaster Recovery Platform has the meaning set forth in Section 3.03(i).

Documentation means all documentation, materials, work papers, configurations, manuals, and other work product in written or electronic format, (a) relating to the operation, maintenance, capabilities or functioning of the Vendor Software or Vendor System or (b) otherwise used by Vendor, its subcontractors or agents in connection with providing the Services, other than the Customer Data and information produced using the Customer Data.

Effective Date has the meaning set forth in the recitals hereto.

Electronic Incident  means any unauthorized action by a known or unknown third party which, whether successfully completed, attempted or threatened, should reasonably be considered one of the following with regard to the Customer site, Customer technology, Services, Vendor System, Vendor Service Center, or Strategy ASP: an attack, penetration, denial of service, disclosure of confidential customer or other sensitive information, misuse of Vendor System access, unauthorized access or intrusion (hacking), virus intrusion, scan of Vendor’s systems or networks, or any other activity that could affect Customer Data.  For purposes of this definition, “Vendor” shall include the systems, networks, technology, content or web sites of third party vendors used by Vendor for the provision of Services but shall not include Customer’s network.

Employment Claims means as to either party, (i) any violation of Federal, state, or other laws or regulations for the protection of persons or members of a protected class or category of persons by such party or its employees, subcontractors or agents, (ii) sexual discrimination or harassment by such party, its employees, subcontractors or agents, (iii) work-related injury except as may be covered by the other party’s workers’ compensation, or death caused by such party, its employees, subcontractors, or agents, (iv) vested employee benefits of any kind not expressly assumed by Vendor, and (v) any representations, oral or written, made by such party to its employees, subcontractors or agents.  For the avoidance of doubt, neither party shall be deemed to be a subcontractor or agent of the other party for the purposes of the definition of “Employment Claims.”

Excused Downtime has the meaning set forth in Exhibit A; Section 1.2.5.

Fees have the meaning set forth in Section 5.01.

Force Majeure Event means any failure or delay caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorders, rebellions or revolutions in the United States, strikes, lockouts, or labor difficulties, court order, or any other similar cause beyond the reasonable control of such party and without the fault or negligence of such party.

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IBM has the meaning set forth in Section 5.01(a).

IBM Amount has the meaning set forth in Section 5.01(a)

IBM Term Lease has the meaning set forth in Section 5.01(a).

Indemnitor means as to claims under Section 9.01, Customer, and as to claims under Section 9.02, Vendor.

Indemnitee means as to claims under Section 9.01, Vendor, and as to claims under Section 9.02, Customer.

Interest Rate has the meaning set forth in Section 5.03.

Initial Term has the meaning set forth in Section 2.01.

Monthly Service Fee has the meaning set forth in Schedule 5.01(a).

New Application(s) has the meaning set forth in Section 11.

Performance Standards mean those standards attributable to Vendor’s provision of Services as set forth in Exhibit A.

Planned Downtime has the meaning set forth in Exhibit A; Section 1.2.4.

Pre-Existing License has the meaning set forth in the recitals hereto.

Prime Time Vendor System Availability has the meaning set forth in Exhibit A; Section 1.2.1.

Production Fees at Risk has the meaning set forth in Exhibit A; Section 1.2.7.

Remediation Plan has the meaning set forth in Section 3.03(a).

Remote User(s) means Customer and third parties accessing Services on behalf of Customer who do not reside at Customer’s offices at 116 Welsh Road, Horsham, PA 19044.

Renewal Term(s) has the meaning set forth in Section 2.02.

Reviews have the meaning set forth in Section 3.03(a).

Scheduled Maintenance Downtime has the meaning set forth in Exhibit A; Section 1.2.2.

Scheduled Downtime during Prime Time Vendor System Availability has the meaning set forth in Exhibit A; Section 1.2.3.

Seller has the meaning set forth in the recitals hereto.

Services have the meaning set forth in Section 3.01.

Service Failure has the meaning set forth in Exhibit A; Section 1.3.1.

Service Level has the meaning set forth in Section 5.02.

Service Level Credit has the meaning set forth in Section 5.02.

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Servicing has the meaning set forth in Section 8.03(a).

Servicing Business has the meaning set forth in Section 8.03(a).

Severity Levels and Resolution has the meaning set forth in Exhibit A; Section 1.2.6.

Strategy ASP means the proprietary Strategy CS ASP software solution hosted and maintained by Vendor.

Statement of Work means any statement of work executed by the parties under this Agreement for the provision of Additional Services.

Stock Purchase Agreement has the meaning set forth in the recitals hereto.

Term has the meaning set forth in Section 2.02.

Termination Assistance Period has the meaning set forth in Section 14.01.

Termination Assistance Services means the cooperation of Vendor with Customer in effecting the orderly transfer of the Services to a third party or the resumption of the Services by Customer upon request by Customer.

Third Party Software means all software and related documentation that is licensed or leased from a third party by Vendor (a) prior to the Effective Date which will be used in connection with the Services or (b) after the Effective Date used in connection with the Services, in each case including all updates, upgrades and replacement versions.  The Third Party Software in use by Vendor as of the Effective Date is set forth on Exhibit E.

Upgrade has the meaning set forth in Section 8.05.

Vendor has the meaning set forth in the first paragraph of this Agreement.

Vendor Change(s) means all changes to the Vendor System or Vendor Software that would alter the functionality or technical environment of the Services.

Vendor Created Software means any software and related documentation used in connection with the Services which (a) Vendor creates or acquires ownership of after the Effective Date; or (b) that is developed by or on behalf of Vendor after the Effective Date, in each case including all updates, additional modules, enhancements and replacement versions thereto.

Vendor Group means Vendor, its subsidiaries, parent corporations, affiliates, officers, directors, independent contractors, partners, shareholders, employees, agents, customers and successors and permitted assigns.

Vendor Proprietary Software means (a) Strategy ASP, Asset Surveillance Upgrades, and any other software and related documentation owned by Vendor prior to the Effective Date, and (b) any Vendor Created Software, including all updates, additional modules, enhancements, modifications and replacement versions thereto.

Vendor Service Center means the service location(s) owned, leased, or under the control of Vendor, presently at 8 Suburban Park Drive, Billerica, MA  01821-3903; provided, however, that during any Disaster, the Disaster Recovery Center shall be used as a Vendor Service Center.

Vendor Strategy ASP Representative has the meaning set forth in Section 6.01.

Vendor Software means the Vendor Proprietary Software and the Third Party Software.

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Vendor System means the computer system(s) and networks operating at the Vendor Service Center through which Customer inputs Customer Data and exchanges information to facilitate delivery of the Services.

Wachovia has the meaning set forth in Section 8.02(c).

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SCHEDULE 3.01 - SERVICES

(1) TRANSACTION SERVICES

(A) Strategy ASP Related Services

Basic Strategy ASP Transaction Services include the following services:

(1)          Operation of the AS/400 Services

(a)          Security

(i)             AS/400 Security - (Customer is responsible for AS/400 security model)

(ii)          Creation of User Profile as requested by Customer

(b)         Device Creation and assignment

(c)          Answering system messages on AS/400

(d)         Error message handling and assistance

(e)          Installing software releases (at no additional charge other than as set forth in Sections 8.05 and 8.06)

(f)            Installing bug fixes

(g)         Creation of test environments

(2)          Vendor System Functionality

(a)          Proper logon ability

(b)         Menu navigation

(c)          Data input

(d)         Report generation

(e)          Enable customer to print all reports, documents, bills, notices, statements, etc.

(f)            Query

(g)         Screen access

(3)          Perform Backup Archiving and Purge as defined in Exhibit B

(4)          Provide Disaster Recovery services as defined in Exhibit D

(B) Asset Surveillance Related Services

Basic Asset Surveillance Transaction Services include the following services:

(1)          Operation of the ASUR Servers

(a)          Security

(i)             Security — (Customer is responsible for AS/400 security model)

(b)         Answering system messages

(c)          Error message handling and assistance

(d)         Installing software releases (at no additional charge other than as set forth in Sections 8.05 and 8.06)

(e)          Installing bug fixes

(f)            Creation of test environments

(2)          Vendor System Functionality

(a)          Proper logon ability

(b)         Menu navigation

(c)          Data input

(d)         Report generation

(e)          Screen access

(3)          Provide Disaster Recovery services as defined in Exhibit D

(C) Maintenance and Support Services

1)             Requirements

Vendor will provide the following Maintenance and Support Services:

a)              Assignment of resources to Customer account

b)             Upgrades (as defined in Section 8.05)

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(1)   Vendor will provide Customer and install Upgrades in accordance with Section 8.05.

(2)   Vendor will assist with implementation of Upgrades in accordance with Section 8.05.

c)              Test environments

Vendor will establish test environments as requested by Customer in accordance with Section 8.05.

d)             Recovery from Vendor System Unavailability

Vendor will perform tasks necessary to resume normal system operations of the Vendor System following any unscheduled downtime.

2)             Other Benefits

a)              Access to ongoing education classes

Vendor offers a variety of education classes offered on site or at our headquarters in Billerica to assist you in getting the most out of the Vendor System.  These classes are offered on a per attendee basis (for a fee) and are scheduled periodically through out the year.  Complete listings of our education offerings are available upon request.

b)             Bulletins and Newsletters

Periodic bulletins and newsletters keep users informed of Upgrade issues, upcoming events and future Upgrades.

c)              Annual Vendor User Conference

Vendor users may attend an annual meeting in October (for a fee) to view the latest changes in the Vendor Software as well as the opportunity to meet with other users to discuss industry trends and future requirements.

d)             Vendor Advisory Council

Customer will be asked to participate in the “Vendor Advisory Council.”  This user-founded group is a valuable tool to help ascertain the needs of the client base.  The group is regionally divided and each region meets quarterly to discuss all aspects of servicing loans using Vendor Software.  Regional representatives meet quarterly with Vendor representatives to keep Vendor informed on the needs and concerns of the client base.  Actively involved in the prioritization of enhancements, the Vendor Advisory Council allows users to actively steer the direction of the Vendor Software.

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SCHEDULE 4.02 - DEDICATED EQUIPMENT AND SOFTWARE

1)              Customer Communication Hardware:

a)            CISCO Router (IP only)

b)            T-1 Line (if Customer determines that such is required)

c)              Appropriate cables

2)              Customer Communication Lines:

a)              Appropriate Circuit provisioning as determined by Customer

b)             Hardware Requirements:

(1)          Pentium Based Machine or better/newer

(2)          1 GHz Processor or greater (recommended)

(3)          256 MB RAM or higher (recommended)

(4)          350 MB Disk Space Available (only if doing a Customer Based Install)

c)              Software Requirements:

(1)          Windows 95, 98, 2000 or XP

(2)          Windows NT 4.0 or higher,

(3)          Client Access 95/NT, V3R2M0 (with Service Pack SF51617 or higher)

(4)          A valid Client Access ODBC Connection

(5)          TCP/IP

(6)          STRATEGY CS Release 1.00 or higher

3)              Disaster Recovery Application Server for Asset Surveillance

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SCHEDULE 5.01 - FEES

(a)           Monthly Service Fee.

Subject to the Service Level Credits described in Section 5.02, on a monthly basis in arrears, Customer will pay to Vendor the monthly fee of one hundred thousand dollars ($100,000) (the Monthly Service Fee).

(b)           Asset Surveillance License Fee

Subject to the Service Level Credits described in Section 5.02, on a monthly basis in arrears, Customer will pay to Vendor the monthly license fee of five thousand eight hundred and thirty three dollars ($5,833) for the use and support of the “Asset Surveillance” software module (the Asset Surveillance License Fee).

(c)           Additional Service Fees:

Customer shall pay any Additional Services Fees for Additional Services requested by Customer at the following rates:

(1)   Consultation Fees:                                               $150/hour

(2)   Programming Fees:                                              $150/hour

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SCHEDULE 13.01 - ASSUMED EXPENSES

Software Licenses:

Software Product (Vendor)	Renewal Period/ Next Expiration	Cost Last Renewal
Mimix (Lakeview)	2 years/ 10/7/2007	$79,800.00
DataMirror	1 Year/ 6/29/2007	$52,853.05
MPlus & StandGuard (Byteware)	1 Year/ 4/30/2007	$3,677.00
SOQ (WRSI)	1 Year/ 9/30/2007	$325.00

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